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                                                                    EXHIBIT 16.1

April 19, 2004


Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Sirs/Madams:
We have read Item 4 of Persistence Software, Inc.'s Form 8-K dated April 16, 2004, and have the following comments:

              1. We agree with the statements made in the first sentence of the first paragraph and in the second, third and fourth paragraph.

              2. We have no basis on which to agree or disagree with the statements made in the second sentence of the first paragraph.

Yours truly,

/S/ DELOITTE & TOUCHE LLP
San Jose, California